Exhibit (6)(27)

Form Of
Schedule A

Trusts and Portfolios Covered by the Sub-Advisory Agreement,
dated as of _______, 2010

between

Fidelity Investments Money Management, Inc.

and

Fidelity Management & Research (U.K.), Inc.

Name of Trust	Name of Portfolio	Effective Date
Fidelity Rutland Square Trust II	Strategic Advisers Core Income Fund	__/__/10

Agreed and Accepted

as of ____________, 2010

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